Exhibit 3.61

CERTIFICATE OF
LIMITED PARTNERSHIP OF
DOPACO LIMITED PARTNERSHIP

This Certificate of Limited Partnership of DOPACO LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), is being executed for the purpose of establishing the limited partnership.

It is, therefore, certified and agreed as follows:

1.             Name:  The name of the partnership will be

DOPACO LIMITED PARTNERSHIP

2.             Registered Office and Agent:  The registered office of the partnership in the state of Delaware is located at 1013 Centre Road, New Castle County, Wilmington, Delaware, 19805.  The registered agent of the partnership for service of process at such address is the Corporation Service Company.

3.             Name and Mailing Address of General Partner:  The name and mailing address of the general partner is as follows:

Dopaco Pacific LLC
c/o Dopaco, Inc.
241 Woodbine Road
Downingtown, PA  19335

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 12th day of February, 1997.

GENERAL PARTNER:

DOPACO PACIFIC LLC
a Delaware limited liability company

By:	/s/ Lois A. Meeth
Lois A. Meeth
Vice President